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                                                               Exhibit 23.1


The Board of Directors
@Entertainment, Inc.:


     The audits referred to in our report dated March 26, 1997, except as to Notes 1, 15 and 16 which are as of June 23, 1997, included the related financial statement schedule as of and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


     We consent to the use of our report dated March 26, 1997, except as to Notes 1, 15 and 16 which are as of June 23, 1997 on the consolidated financial statements of @Entertainment, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included herein and to the references to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the prospectus.


                                           KPMG PEAT MARWICK LLP


Hartford, Connecticut
June 23, 1997